As filed with the Securities and Exchange Commission on July 26, 2004
                                                      Registration No. 333-92176
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                          MEDSOURCE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)



                  Delaware                            52-2094496
       (State or other jurisdiction of      (I.R.S. Employer Identification No.)
       incorporation or organization)
        110 Cheshire Lane, Suite 100
           Minneapolis, Minnesota                        55305
  (Address of Principal Executive Offices)             (Zip Code)


                                 1999 Stock Plan
                           1998 Act Medical Stock Plan
                        2001 Employee Stock Purchase Plan
                            (Full title of the plans)

                                Stewart A. Fisher
        Chief Financial Officer, Vice President, Treasurer and Secretary
                               c/o UTI Corporation
                               200 West 7th Avenue
                        Collegeville, Pennsylvania 19426
                     (Name and address of agent for service)

                                 (610) 489-0300
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                           Christopher J. Walsh, Esq.
                             Hogan & Hartson L.L.P.
                          One Tabor Center, Suite 1500
                             1200 Seventeenth Street
                             Denver, Colorado 80202
                                 (303) 899-7300

                       DEREGISTRATION OF UNSOLD SECURITIES

         This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to the Registration Statement on Form S-8 (File No. 333-92176) (the "Registration Statement") of MedSource Technologies, Inc. (the "Company") pertaining to 5,119,961 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), which was filed with the Securities and Exchange Commission and became effective on July 10, 2002. The Registration Statement registered 4,409,292 shares of Common Stock for sale pursuant to the Company's 1999 Stock Plan (the "1999 Plan"), 210,669 shares of Common Stock for sale pursuant to the Company's 1998 ACT Medical Stock Plan (the "Act Plan") and 500,000 shares of Common Stock for sale pursuant to the Company's 2001 Employee Stock Purchase Plan (the "ESPP" and, collectively with the 1999 Plan and the Act Plan, the "Plans").

         On June 28, 2004, the stockholders of the Company approved and adopted an Agreement and Plan of Merger, dated as of April 27, 2004 (the "Merger Agreement"), by and among the Company, Medical Device Manufacturing, Inc. ("MDMI") and Pine Merger Corporation ("Pine"), pursuant to which Pine would be merged with and into the Company (the "Merger") with the Company surviving the Merger as a wholly owned subsidiary of MDMI upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. The Certificate of Merger was filed with the Secretary of State of the State of Delaware, and the Merger became effective on June 30, 2004 (the "Effective Time"). Pursuant to the Merger Agreement, the Plans and all outstanding options under Plans were terminated at the Effective Time.

         As a result of the Merger and the termination of the Plans, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 26 day of July, 2004.

                                   MEDSOURCE TECHNOLOGIES, INC.

                                   By:   /s/ Stewart A. Fisher
                                         -----------------------------------
                                         Stewart A. Fisher
                                         Chief Financial Officer,
                                         Vice President, Treasurer and Secretary


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed on July 26, 2004 by the following persons in the capacities indicated.

SIGNATURE                                   TITLE


/s/ Ron Sparks                              President, Chief Executive Officer
-------------------------------             and Director
Ron Sparks                                  (Principal Executive Officer)

/s/ Stewart A. Fisher                       Chief Financial Officer,
-------------------------------             Vice President, Treasurer and
Stewart A. Fisher                           Secretary (Principal Financial and
                                            Accounting Officer)

/s/ Bruce L. Rogers                         Director
-------------------------------
Bruce L. Rogers

/s/ Steven D. Neumann                       Director
-------------------------------
Steven D. Neumann